                                                           REGISTRATION NO. 33-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                                _______________

                                    FORM S-3
                             REGISTRATION STATEMENT
                                   UNDER THE
                             SECURITIES ACT OF 1933

                            IQ SOFTWARE CORPORATION

    GEORGIA                          7372                    58-1614492
(State or other               (Primary Standard           (I.R.S. Employer
jurisdiction of           Industrial Classification     Identification No.)
 incorporation                   Code Number)
or organization)
                      3295 RIVER EXCHANGE DRIVE, SUITE 550
                            NORCROSS, GEORGIA  30092
                                 (404) 446-8880
              (Address, Including Zip Code, and Telephone Number,
                      Including Area Code of Registrant's
                          Principal Executive Offices)

                             UGO F. IPPOLITO, ESQ.
                     GLASS, MCCULLOUGH, SHERRILL & HARROLD
                          1409 PEACHTREE STREET, N.E.
                            ATLANTA, GEORGIA  30309
                                 (404) 885-1500
              (Address, Including Zip Code, and Telephone Number,
                   Including Area Code of Agent For Service)
                                 ______________



                                  ____________
         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this form are to be offered on a delayed or a continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest plans, check the following box. [x]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

===============================================================================


                                       CALCULATION OF REGISTRATION FEE
=============================================================================================================
   TITLE OF EACH CLASS                          PROPOSED MAXIMUM     PROPOSED MAXIMUM
      OF SECURITIES        NUMBER OF SHARES      OFFERING PRICE          AGGREGATE             AMOUNT OF
    TO BE REGISTERED       TO BE REGISTERED      PER SHARE (1)      OFFERING PRICE (1)      REGISTRATION FEE
- -------------------------------------------------------------------------------------------------------------
 COMMON                        118,083               $17.50            $2,066,452.50            $712.57
 STOCK............
=============================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                            IQ SOFTWARE CORPORATION

                   CROSS REFERENCE SHEET PURSUANT TO RULE 404



        FORM S-3
ITEM NUMBER AND CAPTION                                                       PROSPECTUS CAPTION
- -----------------------                                                       -------------------------
1.  Forepart of the Registration Statement and
         Outside Front Cover Page of Prospectus . . . . . . . . . . . . . . . Facing Page; Cross-Reference Sheet; Outside
                                                                              Front Cover Page of Prospectus

2.  Inside Front and Outside Back Cover Pages of
         Prospectus . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Inside Front Cover and Outside Back Cover
                                                                              Pages of Prospectus

3.  Summary Information, Risk Factors and Ratio of
         Earnings to Fixed Charges  . . . . . . . . . . . . . . . . . . . . . Risk Factor

4.  Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Use of Proceeds

5.  Determination of Offering Price . . . . . . . . . . . . . . . . . . . . . Plan of Distribution

6.  Dilution  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Not Applicable

7.  Selling Security Holders  . . . . . . . . . . . . . . . . . . . . . . . . The Selling Shareholders

8.  Plan of Distribution  . . . . . . . . . . . . . . . . . . . . . . . . . . Plan of Distribution

9.  Description of Securities to be Registered  . . . . . . . . . . . . . . . Not Applicable

10.  Interests of Named Experts and Counsel . . . . . . . . . . . . . . . . . Legal Matters

11.  Material Changes . . . . . . . . . . . . . . . . . . . . . . . . . . . . Not Applicable

12.  Incorporation of Certain Information by Reference  . . . . . . . . . . . Available Information; Incorporation of
                                                                              Certain Documents by Reference

13.  Disclosure of Commission Position on
         Indemnification for Securities Act Liabilities . . . . . . . . . . . Plan of Distribution

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.



SUBJECT TO COMPLETION DATED JULY 11, 1996

PROSPECTUS
                            IQ SOFTWARE CORPORATION
                          118,083 SHARES COMMON STOCK
                             ($0.0001/3 PAR VALUE)


         The 118,083 shares ("Shares") of Common Stock, $0.000 1/3 par value ("Common Stock"), of IQ Software Corporation ("Company") offered hereby are being offered for the account of 3i Group, plc, David A. Cormack, and Martyn Adams, shareholders of the Company (individually "Selling Shareholder" and collectively "Selling Shareholders"). The Company will not receive any proceeds of the sale of the Shares. See "Selling Shareholders."

         The Selling Shareholders, directly, or through agents, broker-dealers or underwriters designated from time to time, may sell the Shares from time to time on terms to be determined at the time of sale. The Selling Shareholders reserve the sole right to accept or reject, in whole or in part, any proposed purchase of the Shares to be made directly or through agents. The Company has agreed to bear all expenses (other than commissions, underwriting discounts or brokerage fees and fees and expenses for any counsel, accountants or other experts of the Selling Shareholders) in connection with the registration and sale of the Shares. See "Plan of Distribution."

         The Common Stock of the Company is included in the NASDAQ National Market System under the trading symbol "IQSW." On July 5, 1996, the closing sale price of the Common Stock as reported on the NASDAQ National Market System was $17.50 per share.

         The Selling Shareholders, and any agents or broker-dealers that participate with the Selling Shareholders in the distribution of the Shares, may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and any profit on their resale of the Shares may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution" herein for indemnification arrangements among the Company and the Selling Shareholders.

         SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE SECURITIES OFFERED HEREBY.

                                 _____________

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 _____________

                 The date of this Prospectus is July ___, 1996.

                               TABLE OF CONTENTS


                                                                                                                   PAGE
                                                                                                                   ----
Available Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

Incorporation of Certain Documents By Reference . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

The Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

Risk Factors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

The Selling Shareholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

Plan of Distribution  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8

Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9

Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10


                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the office of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, or at its Regional Offices located at 7 World Trade Center, 13th Floor, New York, New York 10048, and Suite 1400, 500 West Madison Street, Chicago, Illinois 60661, and copies of such materials can be obtained from the Public Reference Section of the Commission, at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Common Stock is included in the NASDAQ National Market System and reports, proxy statements and other information concerning the Company can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

         This Prospectus constitutes a part of a Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus omits certain of the information contained in the Registration Statement as permitted by the rules and regulations of the Commission, and reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company and the securities offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents have been previously filed by the Company with the Commission and are hereby incorporated by reference in this Prospectus as of their respective dates:

         (a) Annual Report on Form 10-K for the fiscal year ended January 31, 1996;

         (b) Quarterly Report on Form 10-Q for the quarter ended April 30, 1996; and

         (c) The description of Common Stock in the Company's Registration Statement on Form 8-A filed on April 16, 1992, and any amendments or reports filed for the purpose of amending such description.

         Additionally, all documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities made hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide, upon request, without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference (other than certain exhibits to such documents which are not specifically incorporated by reference in such documents). Requests for such copies should be directed to: J. Kent Elmer, Controller, IQ Software Corporation, 3295 River Exchange Drive, Suite 550, Norcross, Georgia 30092, (404) 446-8880.

                                 _____________

         NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR A SUPPLEMENT TO THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING SHAREHOLDERS OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY STATE OR OTHER JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THIS DATE.

                                 _____________

                                  THE COMPANY

         The Company designs, develops, markets and supports a family of business intelligence software products for data access, analysis and reporting designed to facilitate decision support. The Company has licensed approximately 500,000 copies of its software products. The Company has five principal software products that can be licensed separately or in combination. Its principal products, IQ/Objects and Intelligent Query (collectively "IQ") are end user query and reporting tools that allows users to access data stored in relational databases, data warehouses, and many legacy and non-relational database file systems. The Company's principal customers include (i) vertical market application software developers who integrate the Company's software into their products for license to end users; (ii) large corporate customers; and (iii) federal, state and local governments.

         The Company's executive offices are located at 3295 River Exchange Drive, Suite 550, Norcross, Georgia 30092 and its telephone number is 770-446-8880. As used in this Prospectus, the term Company refers to IQ Software Corporation and its subsidiaries, unless the context otherwise requires.

                                  RISK FACTORS

         In addition to the other information contained in this Prospectus, the following risk factors should be carefully considered in evaluating the Company and its business before purchasing shares of Common Stock offered hereby.

DEPENDENCE ON PRINCIPAL TECHNOLOGY AND PRODUCT LINE

         The Company's revenues are derived principally from its IQ family of products and related maintenance and support services. The Company's dependence on a principal technology and a limited product line make it more vulnerable to technological, marketing and other competitive factors than other software companies with more diversified technologies or product lines. Competitive pressures or other factors that might cause the Company to lose market acceptance or result in significant price erosion would have a material adverse effect on the Company's performance.

QUARTERLY FLUCTUATIONS OF OPERATING RESULTS

         The operating results for future periods are subject to numerous uncertainties and there can be no assurance that the Company will be able to operate profitably in the future.

         The Company operates without any backlog of product orders and a majority of the revenues realized in a quarter results from orders received in that quarter. The Company's quarterly results may also be affected by factors such as customer order deferrals in anticipation of the introduction of new products by the Company, the possible delay in the shipment of new products and announcements by third parties of competitive products or technologies.

         The Company typically realizes a larger percentage of its revenues in the fourth quarter of each fiscal year. In addition, a disproportionate share of each quarter's revenues is typically realized in the last month of the quarter. This is due in part to the Company's sales commission plan, which compensates sales personnel for achieving or exceeding quarterly and annual quotas. Additionally, a high percentage of the Company's expenses are relatively fixed, including costs of personnel, and are not susceptible to rapid reduction. Therefore, delays in closing significant product licensing transactions at or near the end of a quarter may cause net income for any given quarter to fall significantly below anticipated levels.

COMPETITION

         The computer software industry is highly competitive. In addition to price competition, the Company believes that functionality, performance, ease of use, environments supported and customer services are primary competitive factors. Some of the Company's existing competitors, as well as potential competitors, have larger technical staffs, more established and larger marketing and sales organizations and greater financial resources than the Company.

         The Company faces direct competition from a number of companies. Direct competitors of the Company consist of companies that focus on and market business intelligence software. The Company's principal competitors are Cognos (Impromptu and PowerPlay), Business Objects, Inc. (Business Objects) and Seagate Software (Crystal Reports). In addition, a number of other companies offer products which are competitive to a lesser degree. The Company faces indirect competition from developers of RDBMS and 4-GL products which offer ancillary development tools capable of producing reports with their software. These products are targeted principally at the professional programmer and often fail to fully address the report writing needs of end users. Also, OEM software developers who integrate the Company's software with their products may develop their own data retrieval tools and report writers as a replacement to the Company's products. There can be no assurance that competitors or OEM customers will not develop products that are superior to the Company's products or that achieve greater market acceptance than the Company's products.

TECHNOLOGICAL CHANGE AND NEW PRODUCT INTRODUCTION

         The computer software industry is characterized by rapid technological change and frequent introductions of product enhancements and new products. Accordingly, the Company's future success will depend in large part on its ability to enhance its existing products and to develop or acquire new products which achieve significant market acceptance. The Company's growth requires it to invest continually in research, development, and possibly the acquisition of new products in varying stages of development. Additional products and new versions of existing products that the Company plans to market in the future are in various stages of development. There can be no assurance that the Company will be able to continue to achieve the technological advances which may be necessary to remain competitive or that enhancements to existing products or the acquisition of new products will gain market acceptance.

DEPENDENCE ON KEY PERSONNEL; RAPID GROWTH OF COMPANY

         The success of the Company is dependent in large part on certain key personnel, particularly Charles R. Chitty, its President and Chief Executive Officer. The Company does not have written employment agreements with any key personnel, with the exception of David A. Cormack, Senior Vice President of Sales ("Mr. Cormack"). The Company maintains keyman life insurance on Mr. Chitty in the amount of $500,000. The loss of one or more key personnel could have a material adverse effect on the Company.

         The Company is experiencing rapid growth in its staff. A significant training period of six to nine months is required before new sales, support, professional services and development personnel can become fully productive. If the Company's sales force and other new employees are unable to achieve expected performance levels or if the Company experiences substantial turnover in personnel, the Company's future operating results and rate of growth could be materially adversely affected. There can be no assurance that the management skills that have been appropriate for the Company in the past will continue to be appropriate if the Company continues to grow.

INTERNATIONAL SALES

         The percentage of the Company's revenues (approximately 29% in fiscal 1996 and 31% in fiscal 1995) is derived from international sales and is therefore subject to risks attendant thereto. International sales are principally conducted out of the U.S. headquarters and through the Company's subsidiary in the United Kingdom. The Company's international business has longer payment cycles, experiences greater difficulties in accounts receivable collection and is subject to delays in shipments, increases in duties and taxes, price controls, adverse changes in foreign regulations and the burden of complying with a wide variety of foreign laws. Although approximately twenty eight percent (28%) of revenues generated outside of the United States are paid in U.S. dollars, the balance of international revenues are generated in foreign currencies. If the U.S. dollar strengthens in relation to the international currencies, the Company's revenues from international sales and the gains and losses on the settlement of receivables of the Company from international subsidiaries may be adversely affected.

PROPRIETARY RIGHTS

         The Company regards it software programs as proprietary. The Company enters into written license agreements with its customers which limit the use and copying of its software. "Shrink Wrap" licenses are used in connection with certain end user sales. The Company relies principally on copyright and trade secret law to protect its proprietary property. Each employee of the Company is required to enter into an agreement providing for the non-disclosure of proprietary property and the assignment to the Company of all proprietary property developed during the term of employment. There can be no assurances that the steps taken by the Company to protect its proprietary property will be adequate to prevent misappropriation or unlawful copying of its technology or software programs. Copyright and trade secret laws do not limit the rights of others to independently develop similar technology and software programs. In addition, the laws of some foreign countries do not protect the Company's proprietary property rights in its software to the same extent as do the laws of the United States. Furthermore, "Shrink Wrap" licenses may not be enforceable in all jurisdictions. Although the Company believes that its software products do not infringe on any existing proprietary rights of others, there can be no assurances that third parties will not assert infringement claims in the future.

ANTI-TAKEOVER MATTERS

         The Company's Articles and Bylaws contain certain provisions that could have the effect of delaying, deferring or preventing a change in control of the Company. The Board of Directors is authorized to issue one or more series of Preferred Stock with respect to which the Board, without shareholder approval, may determine voting, conversion or other rights which could adversely affect the rights of holders of Common Stock. Only shareholders holding 25% of the outstanding Common Stock have the power to call a special meeting. The affirmative vote of at least two-thirds of the outstanding voting stock is necessary for shareholders to approve a merger or sale of all or substantially all of the assets and to amend certain provisions of the Articles of Incorporation and the Bylaws of the Company. Directors of the Company are divided into three classes and are elected to serve staggered three-year terms. Under the Bylaws, directors serving staggered terms can be removed from office only for cause and upon an affirmative vote of at least two-thirds of the outstanding Common Stock. One effect of the foregoing provisions would be to make an acquisition of the Company significantly more difficult to achieve if not approved by the Board of Directors, even though a majority of shareholders may favor such action. Potential acquirors may be deterred due to the anti-takeover provisions implemented by the Company and under Georgia law. The Company has no present intention to adopt any other charter, bylaw or other provisions which could have an anti-takeover effect.

POSSIBLE VOLATILITY OF SHARE PRICE

         The Company believes factors, such as announcements of new products by the Company or its competitors, market conditions in the computer software and hardware industries generally and quarterly fluctuations in financial results, could cause the market price of the Common Stock to vary substantially. Moreover, sales of substantial amounts of Common Stock in the public market after the offering made hereby could adversely effect the market price of the Common Stock. The stock market has historically experienced price and volume fluctuations, which have particularly affected the market prices for many high technology companies and which, sometimes, have been unrelated to the operating performance of such companies. Market volatility may adversely affect the market price of the Company's Common Stock.


COMMON STOCK ELIGIBLE FOR FUTURE SALE

         In addition to the 118,083 Shares of Common Stock offered hereby, upon completion of this offering, a total of 130,000 Shares owned by the Selling Shareholders will be Restricted Shares within the meaning of Rule 144 promulgated under the Securities Act, none of which are immediately available for sale in the public market pursuant to Rule 144 absent the filing of a registration statement covering those shares. Sales of substantial amounts of Common Stock in the public market following the offering could adversely affect the market price of the Company's Common Stock.

                                USE OF PROCEEDS

         The Company will not receive any of the proceeds from the sale of the Shares offered hereby. All of the proceeds from the sale of the Shares offered hereby will be received by the Selling Shareholders.

                            THE SELLING SHAREHOLDERS

         All of the Shares offered hereby are beneficially owned by the Selling Shareholders and were acquired by the Selling Shareholders in connection with the Company's acquisition of Soft Systems, Limited ("Soft Systems") by agreement dated September 29, 1995. The acquisition of Soft Systems resulted in the purchase by the Company of all of the issued and outstanding share capital of Soft Systems from the Selling Shareholders and others, pursuant to a certain Agreement Between The Shareholders of Soft Systems, Limited and IQ Software Corporation ("Agreement"). As part of the consideration for the sale of their share capital in Soft Systems, the Selling Shareholders received unregistered Common Stock issued by the Company to them in the following amounts:

                                                        Shares Subject to
                             Total Shares Owned            Registration
                             ------------------         -----------------
     David A. Cormack             180,000                     50,000
     Martyn Adams                  14,328                     14,328
     3i Group, plc                 53,755                     53,755

With the exception of Mr. Cormack, who desires to register for resale only 50,000 Shares of Common Stock, the remaining Selling Shareholders desire to register for resale all Common Stock beneficially held by them. Since the Selling Shareholders may sell all, or some or none of the Shares, no estimate can be made of the aggregate number of Shares that are to be offered hereby or that will be beneficially owned by each Selling Shareholder upon completion of the offering contemplated by this Prospectus.

         Pursuant to the Agreement, the Selling Shareholders received certain registration rights covering the Shares of unregistered Common Stock received in the Soft System acquisition ("Registration Rights"). In addition, Selling Shareholder Mr. Cormack entered into a three-year employment agreement with the Company, which commenced October 1, 1995, and which provides for an annual base salary of $155,000 per year. Mr. Cormack is eligible for annual bonuses subject to meeting mutually agreed upon business targets. Mr. Cormack's employment contract includes payment of relocation expenses. He now serves as the Senior Vice President of Sales for the Company and is an executive officer of the Company and may be an affiliate of the Company as defined in Rule 144 under the Securities Act.

         Selling Shareholder 3i Group, plc ("3i") is a United Kingdom-based venture capital firm listed on the London Stock Exchange and a leading specialist investor in United Kingdom-based privately-held companies. 3i purchased certain share capital of Soft Systems in April, 1995. On September 29, 1995, 3i received US $382,500 in cash and 53,755 shares of unregistered Common Stock of the Company pursuant to the Agreement for its ordinary shares of Soft Systems and L.240,000 for its Preference Shares of Soft Systems.

         Selling Shareholder, Martyn Adams ("Mr. Adams") was likewise a shareholder in Soft Systems when it was acquired by the Company. In exchange for all of his ordinary shares of Soft Systems, Mr. Adams received US $51,000 and 14,328 shares of unregistered Common Stock. Except as described herein and above, the Selling Shareholders have no other material relationship with the Company.

         Pursuant to the Agreement, and the provisions contained therein with respect to the Registration Rights, the Company has caused this Registration Statement to be filed covering the Shares. Pursuant to the Registration Rights, the Company upon receipt of a request by a Selling Shareholder, will use all commercially reasonable efforts to effect the registration of the Shares on March 31, 1996 or as soon as practicable thereafter. Notwithstanding the foregoing, the Company has no obligation to effect a registration of the Shares unless such Shares qualify for registration on Form S-3 and such Shares cannot be sold in a brokerage transaction under Rule 144 promulgated under the Securities Act. The Selling Shareholders, upon request by the Company, are prohibited from a public sale of any of the Shares during a 30 day period immediately prior to and during the 90 day period beginning on the effective date of any underwritten public offering of securities conducted by the Company, except to the extent the Shares are sold in connection with the Company's offering. This limitation does not preclude the Selling Shareholders from effecting sales of the Shares pursuant to Rule 144 or Section 4(2) of the Securities Act, if available. The Registration Rights also require the Company to keep the Registration Statement covering the Shares effective and current as may be necessary to reflect the method of disposition of the Shares, but in no event for more than six (6) months after the effective date thereof. The Company has agreed to pay all registration and filing fees, reproduction costs and fees and disbursements of counsel and accountants and listing fees associated with registration of the Shares. The Selling Shareholders are obligated to pay all underwriting discounts and selling commissions attributable to the Shares.


                              PLAN OF DISTRIBUTION

         The Shares may be sold from time to time by the Selling Shareholders on the NASDAQ National Market System or any national securities exchange or automated interdealer quotation system on which shares of Common Stock are then listed, through negotiated transactions or otherwise at prices and on terms then prevailing or at prices related to the then current market price or at negotiated prices. The Selling Shareholders may effect sales of the Shares directly or by or through agents, brokers, dealers or underwriters and the Shares may be sold by one or more of the following methods: (a) an underwritten public offering; (b) in ordinary brokerage transactions; (c) purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this Prospectus; (d) in "block" sales; (e) through the writing of options on the Shares; and (f) through transactions negotiated directly with purchasers. At the time a particular offer is made, a Supplemental Prospectus, if required, will be distributed that sets forth the name or names of any agents, broker-dealers or underwriters, any commissions and other terms constituting compensation and any other required information. Any such Supplemental Prospectus will be filed by the Company with the Commission pursuant to Rule 424(c) under the Securities Act. In effecting sales, broker-dealers engaged by the Selling Shareholders and/or the purchasers of the Shares may arrange for other broker-dealers to participate. Broker-dealers will receive commissions, concessions or discounts from the Selling Shareholders and/or the purchasers of the Shares in amounts to be negotiated immediately prior to the sale. In addition, any Shares covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

         The Selling Shareholders and any broker-dealer who acts in connection with the sale of the Shares hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any compensation received by them and any profit on any resale of the Shares as principals might be deemed to be underwriting discounts and commissions under the Securities Act.

         In order to comply with the securities laws of certain states, if applicable, the Shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the Shares may not be sold unless they have been registered or qualified for sale in such states or an exemption from such registration or qualification requirement is available and is complied with.

         Pursuant to the Registration Rights between the Company and the Selling Shareholders, the Company has filed the Registration Statement, of which this Prospectus forms a part, with respect to the sale of the Shares.
The Company has agreed to use its reasonable efforts to keep the Registration Statement continuously effective until the earlier of (i) the date on which all the Shares have been sold pursuant thereto and (ii) six (6) months from the date the Registration Statement becomes effective.

         Pursuant to the Registration Rights, the Company and the Selling Shareholders have agreed to enter into agreements to indemnify each other and certain other parties, including underwriters, if any, for certain liabilities, including liabilities under the Securities Act, in connection with the registration of the Shares.

                                 LEGAL MATTERS

         The legality of the Shares offered hereby is being passed upon for the Company by Glass, McCullough, Sherrill & Harrold, 1409 Peachtree Street, N.E., Atlanta, Georgia 30309. Ugo F. Ippolito, a director and Secretary of the Company, is a partner of such firm. As of July 1, 1996, Mr. Ippolito beneficially owned 28,261 Shares of Common Stock.

                                    EXPERTS

         The consolidated financial statements of the Company appearing in IQ Software Corporation's Annual Report (Form 10-K) for the fiscal year ended January 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The expenses to be paid in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions, are as follows:

     SEC Registration Fee  . . . . . . . . . . . . . .   $  713
     Legal Fees and Expenses - estimated . . . . . . .   $5,000
     Miscellaneous - estimated . . . . . . . . . . . .   $2,500
                                                         ------
               Total . . . . . . . . . . . . . . . . .   $8,213
                                                         ======

All of the above items are estimates except the SEC Registration Fee. All of such estimated expenses will be borne by the Company. Underwriting discounts and selling commissions attributable to the Shares are to be paid by the Selling Shareholders.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Indemnification of directors and officers of the Company is governed by Sections 14-2-850 through 859 of the Official Code of Georgia as follows:

     Section 14-2-850.  PART DEFINITIONS.

         As used in this part, the term:

              (1) "Corporation" includes any domestic or foreign predecessor entity of a corporation in a merger or other transaction in which the predecessor's existence ceased upon consummation of the transaction.

              (2) "Director" means an individual who is or was a director of a corporation or an individual who, while a director of a corporation, is or was serving at the corporation's request as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise. A director is considered to be serving an employee benefit plan at the corporation's request if his duties to the corporation also impose duties on, or otherwise involve services by, him to the plan or to participants in or beneficiaries of the plan. Director includes, unless the context requires otherwise, the estate or personal representative of a director.

              (3) "Expenses" include attorney's fees.

              (4) "Liability" means the obligation to pay a judgment, settlement, penalty, fine

         (including an excise tax assessed with respect to an employee benefit plan), or reasonable expenses incurred with respect to a proceeding.

              (5) "Party" includes an individual who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

              (6) "Proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal.

     Section 14-2-851.  AUTHORITY TO INDEMNIFY.

              (a) Except as provided in subsections (d) and (e) of this Code section, a corporation may indemnify or obligate itself to indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if he acted in a manner he believed in good faith to be in or not opposed to the best interests of the corporation and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

              (b) A director's conduct with respect to an employee benefit plan for a purpose he believed in good faith to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of subsection (a) of this Code section.

              (c) The termination of a proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct set forth in subsection (a) of this Code section.

                        (d) A corporation may not indemnify a director under this Code section:

                                  (1) In connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or

                                  (2)     In connection with any other
                         proceeding in which he was adjudged liable on the basis that personal benefit was improperly received by him.

                         (e)      Indemnification permitted under this Code
                section in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

         Section 14-2-852.  MANDATORY INDEMNIFICATION.

                         Unless limited by its articles of incorporation, to
                the extent that a director has been successful, on the merits or otherwise, in the defense of any proceeding to which he was a party, or in defense of any claim, issue, or matter therein, because he is or was a director of the corporation, the corporation shall indemnify the director against reasonable expenses incurred by him in connection therewith.

         Section 14-2-853.  ADVANCE FOR EXPENSES.

                         (a) A corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if:

                                  (1)     The director furnishes the
                         corporation a written affirmation of his good faith belief that he has met the standard of conduct set forth in subsection (a) of Code Section 14-2-851; and

                                  (2)     The director furnishes the
                         corporation a written undertaking, executed personally or on his behalf, to repay any advances if it is ultimately determined that he is not entitled to indemnification under this part.

                         (b) The undertaking required by paragraph (2) of subsection (a) of this Code section must be an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make repayment.

         Section 14-2-854.  COURT-ORDERED INDEMNIFICATION AND ADVANCE FOR
                            EXPENSES.

                Unless a corporation's articles of incorporation provide otherwise, a director of the corporation who is a party to a proceeding may apply for indemnification or advances for expenses to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court after giving any notice the court considers necessary may order indemnification or advances for expenses if it determines:

                                  (1) The director is entitled to mandatory indemnification under Code Section 14-2-852, in which case the court shall also order the corporation to pay the director's reasonable expenses incurred to obtain court ordered indemnification;

                                  (2) The director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not he met the standard of conduct set forth in subsection (a) of Code Section 14-2-851 or was adjudged liable as described in subsection (d) of Code Section 14-2-851, but if he was adjudged so liable his indemnification is limited to reasonable expenses incurred unless the articles of incorporation or a bylaw, contract, or resolution approved or ratified by the shareholders pursuant to Code Section 14-2-856 provides otherwise; or

                                  (3) In the case of advances for expenses, the director is entitled, pursuant to the articles of incorporation, bylaws, or any applicable resolution or agreement, to payment or reimbursement of his reasonable expenses incurred as a party to a proceeding in advance of final disposition of the proceeding.

         Section 14-2-855.  DETERMINATION AND AUTHORIZATION OF INDEMNIFICATION.

                         (a) A corporation may not indemnify a director under Code Section 14-2-851 unless authorized thereunder and a determination has been made in the specific case that indemnification of the director is permissible in the circumstances because he has met the standard of conduct set forth in subsection (a) of Code Section 14-2-851.

                         (b)      The determination shall be made:

                                  (1) By the board of directors by majority vote of a quorum consisting of directors not at the time parties to the proceeding;

                                  (2)     If a quorum cannot be obtained under
                         paragraph (1) of this subsection, by majority vote of a committee duly designated by the board of directors (in which designation directors who are parties may participate), consisting solely of two or more directors not at the time parties to the proceeding;

                                  (3)     By special legal counsel:

                                        (A)      Selected by the board of
                                  directors or its committee in the manner prescribed in paragraph (1) or (2) of this subsection; or

                                        (B)      If a quorum of the board of
                                  directors cannot be obtained under paragraph
                                  (1) of this subsection and a committee cannot be designated under paragraph (2) of this subsection, selected by majority vote of the full board of directors (in which selection directors who are parties may participate); or

                                  (4) By the shareholders, but shares owned by or voted under the control of directors who are at the time parties to the proceeding may not be voted on the determination.

                         (c) Authorization of indemnification or an obligation to indemnify and evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those entitled under paragraph (3) of subsection (b) of this Code section to select counsel.

         Section 14-2-856.  SHAREHOLDER APPROVED INDEMNIFICATION.

                         (a)      If authorized by the articles of
                incorporation or a bylaw, contract, or resolution approved or ratified by the shareholders by a majority of the votes entitled to be cast, a corporation may indemnify or obligate itself to indemnify a director made a party to a proceeding including a proceeding brought by or in the right of the corporation, without regard to the limitations in other Code sections of this part.

                         (b) The corporation shall not indemnify a director under this Code section for any liability incurred in a proceeding in which the director is adjudged liable to the corporation or is subjected to injunctive relief in favor of the corporation:

                                  (1)     For any appropriation, in violation
                         of his duties, of any business opportunity of the corporation;

                                  (2)     For acts or omissions which involve
                         intentional misconduct or a knowing violation of law;

                                  (3)     For the types of liability set forth
                         in Code Section 14-2-832; or

                                  (4)     For any transaction from which he
                         received an improper personal benefit.

                         (c) Where approved or authorized in the manner described in subsection (a) of this Code section, a corporation may advance or reimburse expenses incurred in advance of final disposition of the proceeding only if:

                                  (1)     The director furnishes the
                         corporation a written affirmation of his good faith belief that his conduct does not constitute behavior of the kind described in subsection (b) of this Code section; and

                                  (2) The director furnishes the corporation a written undertaking, executed personally or on his behalf, to repay any advances if it is ultimately determined that he is not entitled to indemnification under this Code section.

         Section 14-2-857.  INDEMNIFICATION OF OFFICERS, EMPLOYEES, AND AGENTS.

                         Unless a corporation's articles of incorporation provide otherwise:

                                  (1)     An officer of the corporation who is
                         not a director is entitled to mandatory indemnification under Code Section 14-2-852 and is entitled to apply for court order indemnification under Code Section 14-2-854, in each case to the same extent as a director; and

                                  (2)     A corporation may also indemnify and
                         advance expenses to an officer, employee, or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.

         Section 14-2-858.  INSURANCE.

                         A corporation may purchase and maintain insurance on
                behalf of an individual who is or was a director, officer, employee, or agent of the corporation or who, while a director, officer, employee, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise against liability asserted against or incurred by him in that capacity or arising from his status as a director, officer, employee, or agent, whether or not the corporation would have power to indemnify him against the same liability under Code Section 14-2-851 or Code Section 14-2-852.

         Section 14-2-859.  APPLICATION OF PART.

                         (a)     A provision treating a corporation's
                indemnification of or advance for expenses to directors that is contained in its articles of incorporation, bylaws, a resolution of its shareholders or board of directors, or in a contract or otherwise, is valid only if and to the extent the provision is consistent with this part. If articles of incorporation limit indemnification or advance for expenses, indemnification and advance for expenses are valid only to the extent consistent with the articles.

                         (b) This part does not limit a corporation's power to pay or reimburse expenses incurred by a director in connection with his appearance as a witness in a proceeding at a time when he has not been made a named defendant or respondent to the proceeding.

         The Bylaws of the Company provide that each director of the Company and each person who has acted at its request, in any capacity, on behalf of the Company, including as a director, officer, employee or agent of another corporation, joint venture, trust or other enterprise, who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (civil, criminal, administrative or investigative) by reason of the fact that such person was serving in any such capacity, shall be indemnified by the Company to the fullest extent permitted by the laws of the State of Georgia. The Company may purchase indemnification insurance on behalf of such persons against liability which may be asserted against them in any such capacity regardless of whether the Company would have the power to indemnify such persons against the liability asserted against them. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding in the specific case upon authorization as required by the laws of the State of Georgia.

         The Articles further provide that the Company shall indemnify a director made a party to a proceeding against liability incurred in the proceeding, and shall advance and reimburse expenses incurred in the proceeding, including a proceeding brought by or in the right of the Company, without regard to limitations contained elsewhere under Georgia law; provided, however, that the Company shall not indemnify a director for any liability incurred in a proceeding in which the director is adjudged liable to the Company or is subjected to injunctive relief in favor of the Company:

                      (i) For any appropriation, in violation of his/her duties, of any business opportunity of the Company;

                     (ii) For acts or omissions which involve intentional misconduct or a knowing violation of law;

                    (iii) For liability resulting from distributions of assets in violation of Georgia law; or

                     (iv) For any transaction from which he/she received an improper personal benefit.

ITEM 16.  EXHIBITS.

    Exhibit
    Number      Description of Exhibit
    ------      ----------------------
    4.1         Agreement between the Shareholders of Soft Systems, Limited and IQ Software Corporation dated September
                29, 1995 incorporated by references to the Report on Form 8K dated September 29, 1995, Exhibit 2.2.

    5.1         Opinion of counsel.

   23.1         Consent of Glass, McCullough, Sherrill & Harrold (contained in Exhibit 5.1).

   23.2         Consent of Independent Auditors.

   24.1         Powers of Attorney (see page II-10).

ITEM 17.  UNDERTAKINGS.

         1.     The undersigned Registrant hereby undertakes:

                (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration;

                (b) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                (c) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

                (d) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933 (the "1933 Act"), each filing of the Registrant's Annual Report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         3. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norcross, State of Georgia, on the 11th day of July, 1996.

                                        IQ SOFTWARE CORPORATION


                                        By: /s/ Charles R. Chitty
                                            -----------------------------------
                                                Charles R. Chitty
                                                Chairman of the Board, President
                                                and Chief Executive Officer


                               POWER OF ATTORNEY

         We, the undersigned directors and officers of IQ Software Corporation do hereby constitute and appoint J. Kent Elmer and Ugo F. Ippolito and each and any one of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or any of them, may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on July 11, 1996:

/s/ J. William Goodhew, III
- ----------------------------------
J. William Goodhew, III, Director       /s/ Charles R. Chitty
                                        -------------------------------------
/s/ Richard L. Jackson                  Charles R. Chitty, Chairman of the
- ----------------------------------      Board, President and Chief Executive
Richard L. Jackson, Director            Officer (Principal Executive Officer)

/s/ J. Leland Strange                   /s/ J. Kent Elmer
- ----------------------------------      --------------------------------------
J. Leland Strange, Director             J. Kent Elmer, Controller (Principal
                                        Financial and Accounting Officer)
/s/ Ugo F. Ippolito
- ----------------------------------
Ugo F. Ippolito, Director

                               INDEX TO EXHIBITS




Exhibit
Number       Description of Exhibit
- ------       ----------------------
 4.1         Agreement between the Shareholders of Soft Systems, Limited and
             IQ Software Corporation dated September 29, 1995, incorporated by reference to the Report on Form 8K dated September 29, 1995,
             Exhibit 2.2.

 5.1         Opinion of counsel.

23.1         Consent of Glass, McCullough, Sherrill & Harrold (contained in
             Exhibit 5.1).

23.2         Consent of Independent Auditors.

24.1         Powers of Attorney (see page II-10).